Road from Laigegou Coal Mine to Baotou City

Scale 1:1250000

1-1



37350
37400
37450
37500
37550
Baotou City
Hohhot City
Highway
No.110 National Road
No.210 National Road
Dongsheng
No.109 National Road
Xuejiawan Town
Baofu Road
Road
Laigegou Coal Mine
45 00
44 50
44 00
43 50

Note: Road marked in pink is from Laigegou Coal Mine to Baotou City